Exhibit 99.1

LPL Financial Announces Financial Results for Second Quarter 2014
- Advisory and brokerage assets grew 17.3% year-over-year to a record $465.4 billion -
- Recruited 431 net new advisors over the last twelve months -
- The Company's Board of Directors declared a cash dividend of $0.24 per share -

Boston, MA - July 30, 2014 — LPL Financial Holdings Inc. (NASDAQ: LPLA) (the “Company”), parent company of LPL Financial LLC (“LPL Financial”), today announced net revenue of $1,092.7 million in the second quarter of 2014, up 7.2% compared to net revenue of $1,018.9 million in the second quarter of 2013.

	Three Months Ended June 30,			Six Months Ended June 30,
	2014	2013	% Change	2014	2013	% Change
Financial Highlights (unaudited)	(dollars in thousands, except per share data )
GAAP Measures:
Net Revenue	$1,092,729	$1,018,920	7.2%	$2,180,160	$1,993,716	9.4%
Net Income	$43,091	$45,091	(4.4)%	$96,226	$99,808	(3.6)%
Earnings Per Share — diluted	$0.42	$0.42	—%	$0.94	$0.93	1.1%
Non-GAAP Measures:
Adjusted Earnings	$61,775	$65,883	(6.2)%	$132,804	$134,026	(0.9)%
Adjusted Earnings Per Share	$0.61	$0.61	—%	$1.29	$1.25	3.2%
Adjusted EBITDA	$128,199	$131,045	(2.2)%	$269,676	$266,965	1.0%
____________________
A full reconciliation of GAAP measures to non-GAAP measures, along with an explanation of these metrics, follows later in this release.
"As investors remained engaged, we continued to see positive trends in advisor productivity and asset accumulation which resulted in assets growing 17% year-over-year to $465 billion," stated Mark Casady, chairman and CEO of LPL Financial. "In addition, our higher margin advisory business continued to attract retail assets under custody and expand at a faster pace than our brokerage business, increasing 26% year-over-year to $167 billion. We believe we are strategically positioned to capitalize on the ongoing shift towards fee-based business with our unique fully integrated platform to drive outsized growth."
Mr. Casady continued, "As expected, we saw positive momentum in recruiting as net new advisors grew to 114 in the second quarter and 431 over the past twelve months, which demonstrates the quality of our offering. Due to our compelling value proposition and ability to meet advisors' needs as their practices evolve, we retained 97% of our existing production, which we believe is industry leading. As we look ahead to the third quarter, our pipeline remains strong and we look forward to the benefit in our retirement plan business from our pending opportunity with Financial Telesis."
LPL Financial's chief financial officer, Dan Arnold, noted, "We are focused on creating a smarter, simpler more personal LPL to drive productivity and efficiency in our expense structure. This quarter we continued to make progress implementing this strategy despite the sequential increase in core G&A expense primarily related to the resolution of regulatory issues. For the year we remain positioned to lower our overall expense growth rate compared to the prior two years while investing in the company."

Mr. Arnold concluded, “One of the strengths of our business model is our ability to consistently generate strong cash flows to invest in the business and deliver value to shareholders. In the second quarter we allocated $23 million of our cash available for corporate use to capital expenditures and $24 million to dividends. In addition, we utilized the cash flows from our capital light model to buy back $25 million in shares. As of the end of the second quarter, we have $93 million remaining in our existing share repurchase program with which we expect to continue to opportunistically buy back shares in the market."

	June 30,
	2014	2013	% Change
Metric Highlights (unaudited)
Advisors	13,840	13,409	3.2%
Advisory and Brokerage Assets (billions)(1)	$465.4	$396.7	17.3%
Advisory Assets Under Custody (billions)(2)	$167.3	$132.4	26.4%
___________________
(1) Advisory and brokerage assets are comprised of assets that are custodied, networked, and non-networked and reflect market movement in addition to new assets, inclusive of new business development and net of attrition.
(2) Advisory assets under custody is a component of advisory and brokerage assets.

Business Highlights

•	Strong Asset Growth Trends

◦
Net new advisory assets, which exclude market movement, were $4.2 billion for the three months ended June 30, 2014, primarily driven by strong advisor productivity and the continued addition of independent registered investment advisors ("Independent RIAs").

◦
Assets under custody on LPL Financial's Independent RIA platform, which provides advisory fee- and commission-based capabilities for independent RIAs, grew 56.6% to $78.0 billion as of June 30, 2014, representing 282 Independent RIA firms, compared to $49.8 billion and 215 Independent RIA firms as of June 30, 2013.

•	Solid Overall Revenue Growth. Key contributors to 7.2% net revenue growth year-over-year included:

◦
Commission revenue increased 5.3% for the second quarter of 2014 compared to the prior year period, reflecting an increase in net new advisors and the beneficial effect of market appreciation on trailing commission revenue. Overall, sales-based commission revenues remained relatively flat year-over-year.

◦	Advisory revenue increased 10.8% for the second quarter of 2014 compared to the prior year period, driven by sustained advisor productivity, market appreciation, and net new advisor growth.

◦
Recurring revenue, a statistical measure reflecting a level of stability in the Company's performance, for the second quarter of 2014 expanded 2.0% year-over-year to 67.6% of net revenue, driven in part by growth in the Company's advisory business.

•
Strong Investment Activity Reduces Cash Sweep Balances. The Company's average cash sweep balances decreased to $23.4 billion for the second quarter of 2014 from $23.7 billion for the second quarter of 2013, as continued growth from deposits was offset primarily by increasing investment activity as investors put cash to work. The insured cash account ("ICA") program also experienced an 18 basis point fee decrease due to fee compression in bank contracts over the last 12 months and a decline in the federal funds effective rate, which together lowered the ICA fee in the second quarter of 2014 to 58 basis points compared to 76 basis points in the prior year period. As a result of these two factors, revenue generated from the Company's cash sweep programs declined 20.1% to $24.8 million in the second quarter of 2014 compared to $31.0 million in the prior year period.

•	Capital Management Activity

◦
The Company spent $25.0 million in the second quarter to buy back 0.5 million shares, at an average price per share of $46.73. Since its initial public offering in 2010, the Company has repurchased 17.7 million shares at an average price per share of $35.71.

◦	The Company's Board of Directors declared a cash dividend of $0.24 per share of the Company's common stock, to be paid on August 29, 2014 to all shareholders of record on August 14, 2014. The declarations of any future quarterly dividends, as well as the timing of record and payment dates, remain subject to approval by the Board of Directors.

Operational Highlights

•	Industry Recognition of LPL Financial Advisors. Several leading financial publications have recently honored advisors affiliated with LPL Financial for their outstanding performance and service.
Barron’s named three LPL Financial advisors in the Barron’s list of America’s Top 100 Financial Advisors for 2014 and six LPL Financial advisors in the Barron’s list of America’s Top 100 Women Financial Advisors for 2014. Barron’s Top 100 lists recognize the top wealth advisors in the nation, ranked in part according to assets under management, revenue generated for the advisor’s firm, and the overall quality of their practice.

Bank Investment Consultant, a leading information provider for financial advisors and program managers who work in banks and credit unions, named six LPL Financial Institution Services investment program managers in their list of Top 20 Program Managers of 2014; four additional investment program managers were recognized with honorable mention.

•
New Corporate Campus to be Built in the Carolinas. LPL Financial announced its plans to construct a new regional headquarters in Fort Mill, South Carolina, that is designed to improve the employee experience and enable LPL Financial to better serve its clients. Construction on the new corporate campus will begin in 2015 with completion expected in the fall of 2016.

•
Robert J. Moore Elected to the Financial Services Institute Board of Directors. LPL Financial’s president, Robert J. Moore, was recently elected to the Financial Services Institute (“FSI”) board of directors. The FSI advocates on behalf of independent financial advisors and independent financial services firms to support a regulatory environment that enables them to provide affordable, objective advice to all Americans.

Conference Call and Additional Information
The Company will hold a conference call to discuss its results at 8:00 a.m. EDT on Wednesday, July 30, 2014. The conference call can be accessed by dialing either 877-677-9122 (domestic) or 708-290-1401 (international) and entering passcode 64228007. For additional information, please visit the Company's website to access the Q2 2014 Financial Supplement.
The conference call will also be webcast simultaneously on the Investor Relations section of the Company's website (www.lpl.com), where a replay of the call will also be available following the live webcast. A telephonic replay will be available two hours after the call and can be accessed by dialing 855-859-2056 (domestic) or 404-537-3406 (international) and entering passcode 64228007. The telephonic replay will be available until 11:59 p.m. EDT on August 6, 2014.

LPL Financial Holdings Inc.
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2014	2013	% Change	2014	2013	% Change
Revenues
Commission	$535,177	$508,399	5.3%	$1,069,751	$993,971	7.6%
Advisory	330,394	298,094	10.8%	657,647	579,320	13.5%
Asset-based	118,537	107,505	10.3%	233,211	211,271	10.4%
Transaction and fee	91,625	88,631	3.4%	181,610	178,009	2.0%
Other	16,996	16,291	4.3%	37,941	31,145	21.8%
Net revenues	1,092,729	1,018,920	7.2%	2,180,160	1,993,716	9.4%
Expenses
Production	763,991	713,115	7.1%	1,520,709	1,382,838	10.0%
Compensation and benefits	104,821	98,227	6.7%	211,169	197,007	7.2%
General and administrative	106,799	84,470	26.4%	201,176	162,241	24.0%
Depreciation and amortization	23,818	20,245	17.6%	46,099	40,019	15.2%
Restructuring charges	9,225	7,332	25.8%	16,545	13,369	23.8%
Total operating expenses	1,008,654	923,389	9.2%	1,995,698	1,795,474	11.2%
Non-operating interest expense	12,914	12,667	1.9%	25,754	24,827	3.7%
Loss on extinguishment of debt	—	7,962		—	7,962	(100.0)%
Total expenses	1,021,568	944,018	8.2%	2,021,452	1,828,263	10.6%
Income before provision for income taxes	71,161	74,902	(5.0)%	158,708	165,453	(4.1)%
Provision for income taxes	28,070	29,811	(5.8)%	62,482	65,645	(4.8)%
Net income	$43,091	$45,091	(4.4)%	$96,226	$99,808	(3.6)%
Earnings per share
Basic	$0.43	$0.42	2.4%	$0.96	$0.94	2.1%
Diluted	$0.42	$0.42	—%	$0.94	$0.93	1.1%
Weighted average shares outstanding — basic	100,244	106,414	(5.8)%	100,756	106,381	(5.3)%
Weighted average shares outstanding — diluted	102,029	107,695	(5.3)%	102,672	107,465	(4.5)%

The Company reports Adjusted EBITDA, Adjusted Earnings, and Adjusted Earnings per share to present information about its earnings that eliminates the effects of items that it does not consider indicative of its core operating performance. Adjusted EBITDA, Adjusted Earnings, and Adjusted Earnings per share have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of the Company's results as reported under GAAP. Some of these limitations are:

a.
Adjusted EBITDA, Adjusted Earnings, and Adjusted Earnings per share do not reflect all cash expenditures, or contractual commitments; and do not reflect changes in, or cash requirements for, working capital needs; and

b.	Adjusted EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on debt.
The reconciliation from net income to Adjusted EBITDA, a non-GAAP measure, for the periods presented is as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	(unaudited)
Net income	$43,091	$45,091	$96,226	$99,808
Non-operating interest expense	12,914	12,667	25,754	24,827
Provision for income taxes	28,070	29,811	62,482	65,645
Amortization of intangible assets	9,696	9,768	19,412	19,544
Depreciation and amortization of fixed assets	14,122	10,477	26,687	20,475
EBITDA	107,893	107,814	230,561	230,299
EBITDA Adjustments:
Employee share-based compensation expense(a)	5,426	4,486	10,537	8,448
Acquisition and integration related expenses(b)	733	3,282	1,092	3,726
Restructuring and conversion costs(c)	9,377	7,322	16,648	13,585
Debt extinguishment costs(d)	—	7,968	—	7,968
Other(e)	4,770	173	10,838	2,939
Total EBITDA Adjustments	20,306	23,231	39,115	36,666
Adjusted EBITDA	$128,199	$131,045	$269,676	$266,965

Continued on following page

The reconciliation from net income to Adjusted Earnings, a non-GAAP measure, for the periods presented is as follows (in thousands, except per share data):

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	(unaudited)
Net income	$43,091	$45,091	$96,226	$99,808
After-Tax:
EBITDA Adjustments(f)
Employee share-based compensation expense(g)	3,594	3,200	7,112	6,102
Acquisition and integration related expenses(h)	450	2,025	670	946
Restructuring and conversion costs	5,758	4,518	10,222	8,382
Debt extinguishment costs	—	4,916	—	4,916
Other	2,929	106	6,655	1,813
Total EBITDA Adjustments	12,731	14,765	24,659	22,159
Amortization of intangible assets(f)	5,953	6,027	11,919	12,059
Adjusted Earnings	$61,775	$65,883	$132,804	$134,026
Adjusted Earnings per share(i)	$0.61	$0.61	$1.29	$1.25
Weighted average shares outstanding — diluted	102,029	107,695	102,672	107,465
___________________________

(a)
Represents share-based compensation for equity awards granted to employees, officers, and directors. Such awards are measured based on the grant-date fair value and recognized over the requisite service period of the individual awards, which generally equals the vesting period.

(b)
Represents acquisition and integration costs resulting from various acquisitions, including changes in the estimated fair value of future payments, or contingent consideration, required to be made to former shareholders of certain acquired entities. During the three and six months ended June 30, 2013, approximately $2.2 million and $1.2 million, respectively, was recognized as a charge against earnings due to a net increase in the estimated fair value of contingent consideration.

(c)	Represents organizational restructuring charges, conversion and other related costs resulting from the expansion of the Company's Service Value Commitment.

(d)
Represents expenses incurred resulting from the early extinguishment and repayment of amounts outstanding under prior senior secured credit facilities and the establishment of new senior secured credit facilities.

(e)
Results for the three and six months ended June 30, 2014 include approximately $3.9 million and $9.2 million, respectively, in parallel rent, property tax, fixed asset disposals, and common area maintenance expenses incurred in connection with the Company's relocation to its San Diego office building. Also included in the three and six months ended June 30, 2014 are $0.5 million in losses on equity investments. Results for the six months ended June 30, 2013 include $2.7 million of severance and termination benefits related to a change in management structure. Other amounts include certain excise and other taxes.

(f)
Generally, EBITDA Adjustments and amortization of intangible assets have been tax effected using a federal rate of 35.0% and the applicable effective state rate, which was 3.6% and 3.3%, net of the federal tax benefit, for the periods ended June 30, 2014 and 2013, respectively, except as discussed in footnotes (g) and (h) below.

(g)
Represents the after-tax expense of non-qualified stock options for which the Company receives a tax deduction upon exercise, restricted stock awards and restricted stock units for which the Company receives a tax deduction upon vesting, and the full expense impact of incentive stock options granted to employees that qualify for preferential tax treatment and conversely for which the Company does not receive a tax deduction. Share-based compensation for vesting of incentive stock options was $0.7 million and $1.1 million for the three months ended June 30, 2014 and 2013, respectively. For the six months ended June 30, 2014 and 2013, share-based compensation for vesting of incentive stock options was $1.7 million and $2.3 million, respectively.

(h)
Represents the after-tax expense of acquisition and related costs for which the Company receives a tax deduction. In addition, the results for the six months ended June 30, 2013 reflect a $3.8 million reduction of expense related to the estimated fair value of contingent consideration for the stock acquisition of Concord Capital Partners, Inc., that is not deductible for tax purposes.

(i)
Represents Adjusted Earnings, a non-GAAP measure, divided by weighted average number of shares outstanding on a fully diluted basis. Set forth is a reconciliation of earnings per share on a fully diluted basis, as calculated in accordance with GAAP, to Adjusted Earnings per share:

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	(unaudited)
Earnings per share — diluted	$0.42	$0.42	$0.94	$0.93
After-Tax:
EBITDA Adjustments per share	0.13	0.14	0.24	0.21
Amortization of intangible assets per share	0.06	0.05	0.11	0.11
Adjusted Earnings per share	$0.61	$0.61	$1.29	$1.25
Non-GAAP Financial Measures
Adjusted Earnings represent net income before: (a) employee share-based compensation expense, (b) acquisition and integration related expenses, (c) restructuring and conversion costs, (d) debt extinguishment costs, (e) amortization of intangible assets resulting from various acquisitions, and (f) other. Reconciling items are tax effected using the income tax rates in effect for the applicable period, adjusted for any potentially non-deductible amounts. Adjusted Earnings per share represents Adjusted Earnings divided by weighted average outstanding shares on a fully diluted basis. The Company prepared Adjusted Earnings and Adjusted Earnings per share to eliminate the effects of items that it does not consider indicative of its core operating performance. The Company believes this measure provides investors with greater transparency by helping illustrate the underlying financial and business trends relating to results of operations and financial condition and comparability between current and prior periods. Adjusted Earnings and Adjusted Earnings per share are not measures of the Company's financial performance under GAAP and should not be considered as an alternative to net income or earnings per share or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of profitability or liquidity.
Adjusted EBITDA is defined as EBITDA (net income plus interest expense, income tax expense, depreciation and amortization), further adjusted to exclude certain non-cash charges and other adjustments set forth in the table above. The Company presents Adjusted EBITDA because the Company considers it a useful financial metric in assessing the Company's operating performance from period to period by excluding certain items that the Company believes are not representative of its core business, such as certain material non-cash items and other adjustments that are outside the control of management. Adjusted EBITDA is not a measure of the Company's financial performance under GAAP and should not be considered as an alternative to net income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of profitability or liquidity. In addition, Adjusted EBITDA can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments.
Forward-Looking Statements
Statements in this press release regarding the Company's future financial and operating results, growth, business strategies and plans, including statements relating to the Company’s ability to capitalize on the shift toward fee-based business, future advisor recruitment, the Company’s ability to realize benefits from the pending business opportunity with Financial Telesis, future productivity and efficiency gains, the Company’s ability to lower its expense growth rate, future cash flows and the Company's ability and plans to repurchase shares or pay dividends in the future, as well as any other statements that are not related to present facts or current conditions or that are not purely historical, constitute forward-looking statements. These forward-looking statements are based on the Company's historical performance and its plans, estimates, and expectations as of July 30, 2014. The words “anticipates,” “believes,” “expects,” “may,” “plans,” “predicts,” “will,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements are not guarantees that the future results, plans, intentions or expectations expressed or implied by the Company will be achieved. Matters subject to forward-looking statements involve known and unknown risks and uncertainties, including economic, legislative, regulatory, competitive, and other factors, which may cause actual financial or operating results, levels of activity, or the timing of events, to be materially different than those expressed or implied by forward-looking statements. Important factors that could cause or contribute to such differences include: changes in general economic and financial market conditions, including retail investor sentiment; fluctuations in the value of advisory and brokerage assets; fluctuations in levels of net new advisory assets and the related impact on fee revenue; effects of competition in the financial services industry; changes in the number of the Company's financial advisors and institutions, and their ability to market effectively financial products and services; changes in interest rates and fees payable by banks participating in the Company's cash sweep program, including the Company's success in negotiating agreements with current or additional counterparties; changes in the growth of the Company's fee-based business; the Company's success in integrating the operations of acquired businesses; execution of the Company's plans related to the Service Value Commitment, including the Company's ability to successfully transform and transition business processes to third party service providers; the Company's success in negotiating and developing commercial arrangements with third-party service providers that will enable the Company to realize the service improvements and efficiencies expected to result from the Service Value Commitment; the performance of third-party service providers to which business processes are transitioned from the Company; the Company's ability to control operating risks, information technology systems risks and sourcing risks; the effect of current, pending and future legislation, regulation and regulatory actions, including disciplinary actions imposed by securities regulators or self-regulatory organizations; the Company’s ability to recruit new advisors, including as a result of the pending business opportunity with Financial Telesis; and the other factors set forth in Part I, “Item 1A. Risk Factors” in the Company's 2013 Annual Report on Form 10-K and any subsequent SEC filings. Except as required by law, the Company specifically disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this earnings release, even if its estimates change, and you should not rely on those statements as representing the Company's views as of any date subsequent to the date of this press release.

About LPL Financial
LPL Financial, a wholly owned subsidiary of LPL Financial Holdings Inc. (NASDAQ: LPLA), is a leader in the financial advice market and serves $465 billion in retail assets. The Company provides proprietary technology, comprehensive clearing and compliance services, practice management programs and training, and independent research to more than 13,800 independent financial advisors and over 700 banks and credit unions. LPL Financial is the nation's largest independent broker-dealer since 1996 (based on total revenues, Financial Planning magazine, June 1996-2014), is one of the fastest growing RIA custodians with $78 billion in retail assets served, and acts as an independent consultant to over 40,000 retirement plans with approximately $110 billion in retirement plan assets served. In addition, LPL Financial supports approximately 4,400 financial advisors licensed with insurance companies by providing customized clearing, advisory platforms, and technology solutions. LPL Financial and its affiliates have 3,374 employees with primary offices in Boston, Charlotte, and San Diego. For more information, please visit www.lpl.com.

Securities and Advisory Services offered through LPL Financial. A Registered Investment Advisor, Member FINRA/SIPC

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LPLA-F

Investor Relations	Media Relations
Trap Kloman	Betsy Weinberger
LPL Financial	LPL Financial
Phone: (617) 897-4574	Phone: (858) 900-7122
Email: investor.relations@lpl.com	Email: betsy.weinberger@lpl.com